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Exhibit 99.1

HISTORICAL AND PRO FORMA RESERVE, PRODUCTION AND CAPITAL EXPENDITURE DATA

	Petrohawk	Wynn-Crosby	Pro Forma Combined
ESTIMATED NET PROVED RESERVES AT JULY 1, 2004(1)(2)
Proved Reserves:
Oil (Mbbls)	1,326	8,736	10,062
Gas (Mmcf)	24,239	147,949	172,188
Natural gas equivalents (Mmcfe)	32,196	200,365	232,564
Proved Developed Reserves:
Oil (Mbbls)	975	7,697	8,672
Gas (Mmcf)	20,274	104,237	124,511
Natural gas equivalents (Mmcfe)	26,124	150,419	176,543
Proved Reserves:
Estimated future net cash flows before income taxes (in thousands)	$117,373	$790,358	$907,731
PV-10 before income taxes (in thousands)	$70,973	$412,456	$483,429
2003 Production Volumes and Capital Expenditures:
Oil (Mbbls)	129	801	930	(4)
Gas (Mmcf)	1,859	13,981	15,840	(4)
Natural gas equivalents (Mmcfe)	2,633	18,787	21,420	(4)
Capital expenditures (in thousands)(3)	$4,261	$16,309	$20,570	(4)
Six Months Ended June 30, 2004 Production Volumes and Capital Expenditures:
Oil (Mbbls)	70	371	441	(4)
Gas (Mmcf)	1,058	6,671	7,729	(4)
Natural gas equivalents (Mmcfe)	1,478	8,897	10,375	(4)
Capital expenditures (in thousands)(3)	$4,170	$12,314	$16,484	(4)

(1)
Estimates of proved reserves for Petrohawk and for Wynn-Crosby's working interest properties are based on the July 1, 2004 reserve reports prepared by Netherland, Sewell & Associates, Inc., our independent petroleum engineering consultants. The estimates of proved reserves for Wynn-Crosby's royalty interest properties are based on a July 1, 2004 reserve report prepared by Petrohawk's engineers. These estimated proved reserves were prepared in accordance with SEC guidelines. The Petrohawk proved reserve estimates include the properties acquired from PHAWK in August 2004. There are numerous uncertainties in estimating quantities of proved reserves and in projecting future rates of production and the timing of development expenditures, including many factors beyond our control. The proved reserve data set forth in this private placement memorandum are only estimates. Although we believe these estimates to be reasonable, reserve estimates are imprecise and may be expected to change as additional information becomes available. Estimates of oil and natural gas reserves, of necessity, are projections based on engineering data, and there are uncertainties inherent in the interpretation of this data, as well as the projection of future rates of production and the timing of development expenditures. Reservoir engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be exactly measured. Therefore, estimates of the economically recoverable quantities of oil and natural gas attributable to any particular group of properties and classifications of the reserves based on risk of recovery are a function of the quality of available data and of engineering and geological interpretation and judgment, and the future net cash flows expected therefrom prepared by different engineers, or by the same engineers at different times, may vary substantially. There also can be no assurance that the reserves set forth herein will ultimately be produced or that the proved undeveloped reserves will be developed within the periods anticipated. Actual production, revenues and expenditures with respect to our reserves will vary from estimates, and the variances may be material. In addition, the estimates of future net revenues from our proved reserves and the present value thereof are based upon certain assumptions about future production levels, prices and costs that may not be correct. With respect to the estimates prepared by independent petroleum engineers we emphasize that PV-10 should not be construed as representative of the fair market value of our proved oil and natural gas properties since discounted future net cash flows are based upon projected cash flows which do not provide for changes in oil and natural gas prices or for escalation of expenses and capital costs. The meaningfulness of such estimates is highly dependent upon the accuracy of the assumptions upon which they are based. Actual future prices and costs may differ materially from those estimated.

(2)
Based on NYMEX prices of $37.05 per barrel of oil and $6.155 per Mmbtu of natural gas at June 30, 2004, adjusted for basis and quality differentials and held constant for the life of the properties.

(3)
Includes development and exploration costs incurred only, without acquisitions.

(4)
Reflects the sum of historical data for Petrohawk and Wynn-Crosby and may not be indicative of actual results had Petrohawk and Wynn-Crosby been combined as of the beginning of the periods indicated.

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  Exhibit 99.1
HISTORICAL AND PRO FORMA RESERVE, PRODUCTION AND CAPITAL EXPENDITURE DATA